Exhibit 99.1
FOR IMMEDIATE RELEASE
April 19, 2006
Contacts:
Barry Hulin, President and CEO — 702.821.4110
Dick Holtzclaw, EVP and CFO — 702.821.4113
VALLEY BANCORP Q1 ‘06 EARNINGS UP 50%
HIGHLIGHTS
•	First quarter earnings of $1,634,000, up 50% from $1,092,000 in 1st quarter 2005.

•	First quarter earnings per diluted share of $0.55 up 49% from 1st quarter 2005.

•	ROE and ROA of 15.17% and 1.63% respectively in 1st quarter 2006.

•	Total loans increased $103 million, up 46% from 1st quarter 2005.
Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $1,634,000 for the quarter ended March 31, 2006, a 50% increase from net income of $1,092,000 for the first quarter of 2005. Earnings per diluted share were $0.55 for the first quarter of 2006 as compared to $0.37 for the same period last year. Return on average assets and return on average equity for the quarter ended March 31, 2006 were 1.63% and 15.17% as compared to 1.51% and 11.86% for the same period in 2005, respectively. Valley Bancorp’s total assets grew $96.6 million or 31%, to $407.7 million at March 31, 2006 as compared to $311.1 million at March 31, 2005. At March 31, 2006, Valley Bancorp’s total net loans were $325.7 million, total deposits were $346.0 million, and stockholders’ equity was $43.5 million.
Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp, stated, “This quarter represents a solid start to the year. The southern Nevada economy remains strong and we continue to execute on our plan.”

Financial Performance Indicators for the Three Months Ended March 31, 2006 and 2005
(Dollars in thousands, except per share data)
(Unaudited)

	At March 31,		Change
	2006	2005	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$328,986	$225,256	$103,730	46.05%
Allowance for Loan Losses	(3,289)	(2,248)	(1,041)	46.31%

Loans, net	325,697	223,008	102,689	46.05%

Total Assets	407,688	311,104	96,584	31.05%
Total Earning Assets	389,112	297,644	91,468	30.73%
Total Investments	63,415	74,585	(11,170)	-14.98%
Total Deposits	346,017	271,726	74,291	27.34%
Total Borrowed Funds	15,415	457	14,958	3273.09%
Total Liabilities	364,179	274,026	90,153	32.90%
Total Stockholders’ Equity	43,509	37,078	6,431	17.34%

Common Shares Outstanding	2,827,881	2,794,748	33,133	1.19%
Book Value per Share	$15.39	$13.27	$2.12	15.97%

Allowance for Loan Losses to Total Loans	1.00%	1.00%		0.00%
Total Stockholders’ Equity to Total Assets	10.67%	11.92%		-1.25%
Total Loans to Total Deposits & Borrowed Funds	90.11%	81.93%		8.18%

	Three Months Ended March 31,		Change
	2006	2005	$ or #	%
Income Statement:
Interest Income	$7,413	$4,462	$2,951	66.14%
Interest Expense	2,440	1,089	1,351	124.06%

Net Interest Income	4,973	3,373	1,600	47.44%
Provision for Loan Losses	227	51	176	345.10%
Non-interest Income	61	75	(14)	-18.67%
Non-interest Expense	2,331	1,741	590	33.89%

Income before Income Taxes	2,476	1,656	820	49.52%
Income Tax Expense	842	564	278	49.29%

Net Income	$1,634	$1,092	$542	49.63%

Basic Earnings Per Share	$0.58	$0.39	$0.19	48.72%
Diluted Earnings Per Share	$0.55	$0.37	$0.18	48.65%

Weighted Average Shares — Basic	2,827,832	2,790,792	37,040	1.33%
Weighted Average Shares — Diluted	2,966,593	2,953,762	12,831	0.43%

Average Total Assets	$401,163	$288,656	$112,507	38.98%

	Three Months Ended March 31,		Change
	2006	2005	$ or #	%
Average Earning Assets	384,542	275,455	109,087	39.60%
Average Stockholders’ Equity	43,099	36,840	6,259	16.99%

Net Interest Margin (1)	5.24%	4.97%		0.27%
Return on Assets (1)	1.63%	1.51%		0.12%
Return on Equity (1)	15.17%	11.86%		3.31%
Non-interest Expense to Average Earning Assets (1)	2.42%	2.53%		-0.11%
Efficiency Ratio	46.30%	50.49%		-4.19%
Full Time Equivalent Employees	72	53	19	35.85%

(1)	Annualized
Net Interest Income and Net Interest Margin
Net interest income increased by $1.6 million or 47.4% to $5.0 million for the first quarter of 2006 as compared to $3.4 million in the first quarter of 2005. This increase was primarily the result of higher interest income from loans and other earning assets due to increased outstanding totals as well as an improved interest margin. Valley Bancorp average earning assets increased by $109.1 million or 39.6% to $384.5 million for the quarter ended March 31, 2006 as compared to $275.4 million for the first quarter of 2005. The net interest margin for the quarter ended March 31, 2006 increased to 5.24% as compared to 4.97% for the same period in 2005. Rising interest rates and increasing loans outstanding contributed to this improved net interest margin.
Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential
(Unaudited)

	Three Months Ended March 31,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
Assets	(Dollars in thousands)
Earning assets:
Loans (3) (4) (5)	$307,957	$6,614	8.71%	$208,302	$3,931	7.65%
Federal funds sold (6)	32,182	358	4.51%	19,627	121	2.50%
Interest bearing deposits (6)	8,916	98	4.46%	9,104	56	2.49%
Investment securities (6)	35,487	343	3.92%	38,422	354	3.74%

Total earning assets and interest income	384,542	7,413	7.82%	275,455	4,462	6.57%

Non-interest earning assets:
Cash and due from banks	9,991			7,622
Premises and equipment	7,342			5,799
Other assets	2,350			2,024
Allowance for credit losses	(3,062)			(2,244)

Total assets	$401,163			$288,656

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$96,004	$405	1.71%	$73,194	$213	1.18%
Savings deposits	17,162	81	1.91%	12,620	18	0.58%

	Three Months Ended March 31,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Time deposits $100,000 or more	85,792	869	4.11%	50,393	324	2.61%
Other time deposits	90,554	925	4.14%	71,628	526	2.98%
Long-term borrowings	15,422	160	4.21%	463	8	7.01%

Total interest bearing liabilities	304,934	2,440	3.25%	208,298	1,089	2.12%

Noninterest-bearing liabilities:
Demand deposits	51,117			42,495
Other liabilities	2,013			1,023
Stockholders’ equity	43,099			36,840

Total liabilities and stockholders’ equity	$401,163			$288,656

Net Interest Spread (7)			4.57%			4.45%

Net interest income/margin (8)		$4,973	5.24%		$3,373	4.97%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Fee income is included in interest income.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
Provision for Loan Losses and Related Allowance for Loan Losses
The provision for loan losses was $227,000 for the quarter ended March 31, 2006 as compared to $51,000 for the same period in 2005. The allowance for loan losses of $3.3 million at March 31, 2006 reflected management’s assessment of the current risk in the loan portfolio and represented 1.00% of total loans. Valley Bancorp had only one non-accrual loan of $100,000 as of March 31, 2006. There were no loans past due 90 days or more as of March 31, 2006.
Non-interest Income and Non-interest Expense
Non-interest income was $61,000 for the quarter ended March 31, 2006 as compared to $75,000 for the same period in 2005. The decrease of $14,000 was due primarily to write-offs on some minor office equipment dispositions.
Non-interest expense was $2.3 million for the quarter ended March 31, 2006, an increase of $590,000 over the same period in 2005. The increase primarily resulted from a combination of the following: increased compensation and employee benefits cost due to increasing staff levels; higher professional fees associated with being a publicly traded company; higher data processing expenses due to increased number of accounts and transactions being processed; higher marketing and advertising costs; higher occupancy and related costs associated with the new headquarters and the 4th branch occupied in the 3rd quarter of 2005, as well as the opening of the 5th branch in the 1st quarter of 2006.

Balance Sheet
Valley Bancorp’s total assets were $408 million at March 31, 2006, an increase of $97 million or 31% from $311 million at March 31, 2005. The increase was due primarily to a $103 million net increase in the loan portfolio, a $4 million decrease in available for sale securities and a $6 million decrease in interest-bearing deposits at other financial institutions. Total deposits increased by $74 million or 27% to $346 million at March 31, 2006, as compared to $272 million at March 31, 2005. Valley Bancorp stockholders’ equity increased by $6.4 million or 17% to $43.5 million at March 31, 2006 from $37.1 million at March 31, 2005, due primarily to increased retained earnings of $6.2 million.
About Valley Bancorp
Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website	— www.valleybancorp.com
	Valley Bank’s website	— www.vbnv.com
This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2005. Actual results may differ.
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